Exhibit 10(u)
POST-TERMINATION AGREEMENT
AND COVENANT NOT TO COMPETE
This Post-Termination Agreement and Covenant Not to Compete (this "Agreement") is entered into as of January 31, 2014 by and between Wal-Mart Canada Corp. ("Walmart Canada"), an indirect wholly-owned subsidiary of Wal-Mart Stores, Inc. (collectively with its subsidiaries and affiliates, "Walmart") and David Cheesewright ("Associate").
RECITALS

WHEREAS, the Associate: (a) is being promoted from his existing position of Executive Vice President, President and Chief Executive Officer, EMEA Region (the "Promotion"); and (b) will receive a restricted stock unit award of U.S.D. $1.5 million of shares of Walmart common stock and performance share unit awards of U.S.D. $4.5 million of shares of Walmart common stock (collectively, the "Equity Awards"); and

WHEREAS, as consideration for and as a condition of: (a) Associate receiving the Promotion; and (b) receiving the Equity Awards (collectively, the "Special Items"), Associate is required to execute and deliver this Agreement to Walmart; and

WHEREAS, the parties agree that this Agreement shall supersede and replace in its entirety the Service Agreement between the Associate and Asda House Limited, as amended by the Amendment to the Service Agreement between the Associate and Asda House Limited dated October 2010 (collectively, the "Prior Agreements").

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the acknowledgments, covenants, representations, warranties and agreements contained herein and for other good and valuable consideration, including but not limited to the Special Items being conveyed to Associate by Walmart and Walmart Canada, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. ACKNOWLEDGMENTS. As part of this Agreement, the parties specifically acknowledge that:
(A) Walmart is a major retail operation, with stores located throughout the United States, territories of the United States, Canada, the United Kingdom, and other countries;
(B) Associate has served as Executive Vice President, President and Chief Executive Officer, EMEA Region, which appointment was made by the Walmart Board of Directors and which position is a key officer position and Associate will become Executive Vice President, President and Chief Executive Officer, Walmart International, effective February 1, 2014, which is a promotion and a key officer position appointed by the Walmart Board of Directors;

(C) As an essential part of its business, Walmart and Walmart Canada have cultivated, established and maintained long-term customer and vendor relationships and goodwill and competitive advantages, which are difficult to develop and maintain, have required and continue to require a significant investment of time, effort, and expense, and that can suffer significantly and irreparably upon the departure of key officers, regardless of whether the officer has been personally involved in developing or maintaining the relationships, goodwill or competitive advantages;

(D) In the development of their business, Walmart and Walmart Canada have expended a significant amount of time, money, and effort in developing, maintaining, and protecting private, sensitive, confidential, proprietary, and trade secret information including but not limited to, information regarding Walmart's and Walmart Canada's products or services, strategies, research and development efforts, logistics, transportation, selling and delivery plans, geographic markets, developing or potential geographic markets, developing or potential product markets, mergers, acquisitions, divestitures, data, business methods, computer programs and related source and object code, supplier and customer relationships, contacts and information, methods or sources of product manufacture, know-how, product or service cost or pricing, personnel allocation or organizational structure, business, marketing, development and expansion or contraction plans, information concerning the legal or financial affairs of Walmart and/or Walmart Canada, any other non-public information, and any other information protected by the Nondisclosure and Restricted Use Agreement executed by Associate (collectively, "Confidential Information"), the disclosure or misuse of which could cause irreparable harm to Walmart's and/or Walmart Canada's business, anticipated business, and its competitive position in the retail marketplace;

(E) Associate has had access to such Confidential Information in Associate's current key officer position that would be of considerable value to Walmart's and/or Walmart Canada's global and domestic competitors and potential competitors and as Executive Vice President, President and Chief Executive Officer, Walmart International, Associate will continue to have access to Confidential Information that would be of considerable value to Walmart's global and domestic competitors and potential competitors; and

(F) Associate acknowledges that Walmart and Walmart Canada are entitled to take appropriate steps to ensure: (i) that its associates do not misappropriate or make any other improper use of Confidential Information; (ii) that no individual associate, competitor or potential competitor gains an unfair, competitive advantage over Walmart and/or Walmart Canada; and (iii) that its competitors and potential competitors do not improperly gain access to or make any use of Confidential Information in their efforts to compete against, or cause harm to, Walmart and/or Walmart Canada.

2. TRANSITION PAYMENTS. For purposes of this Agreement, the term "Transition Period" means a period of one (1) year from the effective date of Associate's termination of employment with Walmart (or any subsidiary or affiliate of Walmart). If Walmart terminates Associate's employment, Walmart will pay Associate during the Transition Period an amount equal to Associate's base salary at the rate in effect on the date of termination and the Annual Incentive Payment, as defined in Section 2(E)(iii) below, (collectively, the "Transition Payments"), subject to such withholding as may be required by law and subject to the conditions set forth in this Section 2. Transition Payments will also include continuation of the Associate's health and dental coverage (except for out-of-country health and dental coverage) for the duration of the Transition Period. All other employment benefit coverage will cease at the end of the Ontario Employment Standards Act minimum termination notice period applicable to the Associate's employment, not to exceed eight (8) weeks from the termination date. Transition Payments will commence and be paid at the times and in the amounts provided in Section 2(E)

(A) Transition Payments will not be paid if Associate is terminated as the result of Associate's violation of any Walmart or Walmart Canada policy.
(B) No Transition Payments will be paid if Associate voluntarily resigns or retires from employment with Walmart or Walmart Canada.
(C) Given the availability of other programs designed to provide financial protection in such circumstances, Transition Payments will not be paid under this Agreement if Associate dies or becomes disabled while employed. If Associate dies during the Transition Period, Transition Payments will cease, and Associate's heirs will not be entitled to the continuation of such payments. Transition Payments will not be affected by Associate's disability during the Transition Period.

(D) Associate's violation of the obligations under Sections 4, 5 or 6, below, or any other act that is materially harmful to Walmart's and/or Walmart Canada's business interests during the Transition Period, will result in the immediate termination of the Transition Payments, the recovery of the Transition Payments already made, and any other remedies that may be available to Walmart and/or Walmart Canada.

(E) Transition Payments will be paid as follows:
(i) The first Transition Payment shall be an amount equal to six months of the Associate's base salary, less applicable withholding, and shall be paid within thirty (30) days following termination;
(ii) Subsequent Transition Payments shall commence on the first regularly scheduled pay period following six (6) months after Associate's "Separation from Service" (as defined in section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance issued thereunder ("Section 409A")) and shall be made during each regularly scheduled pay period thereafter during the Transition Period. Each Transition Payment shall be the amount which would have continued as part of Associate's regular base salary, less applicable withholding, and shall be made in the regularly scheduled payroll cycle, subject to the terms and conditions of this Agreement; and

(F) Receipt of Transition Payments will not entitle Associate to participate during the Transition Period in any other incentive, restricted stock, performance share, stock option, stock incentive, profit sharing, management incentive or other associate benefit plans or programs maintained by Walmart or Walmart Canada; except, that, Associate will be entitled to participate in such plans or programs to the extent that the terms of the plan or program provide for participation by former associates. Such participation, if any, shall be governed by the terms of the applicable plan or program.

(G) The Associate acknowledges and agrees that the receipt by the Associate of Transition Payments shall fully satisfy any and all claims of the Associate with respect to his or her employment with Walmart and/or Walmart Canada or the termination thereof, including but not limited to notice of termination, termination pay, severance pay, pay in lieu of notice, wages, salary, commissions, vacation pay, holiday pay, overtime pay, incentive plan, long-term incentive plan, deferred profit sharing plan, executive retirement plan, stock purchase plan, employment benefit coverage, allowances, any other payment or benefit extended to the Associate, fees, disbursements, interest, and any and all claims under applicable employment standards and human rights legislation and under contract and common law and the Associate hereby releases and forever discharges Walmart and/or Walmart Canada with respect to any and all claims relative to same effective upon the Associate's initial receipt of any Transition Payment.

3. BENEFITS. Associate will be eligible for all other payments and benefits accrued and owing at the time of termination. Participation in all other benefit programs available to current associates will end on the effective date of Associate's termination, subject to Associate's rights, if any, to continue to receive health and dental coverage, as described in Section 2 above.

4. COVENANT NOT TO COMPETE. Due to the strategic, sensitive and far-reaching nature of the Associate's current and former positions at Walmart, Walmart Canada, and Asda House Limited, and the Confidential Information to which the Associate is and has been exposed, Associate agrees, promises, and covenants that:

(A) For a period of one (1) year from the date on which Associate's employment with Walmart and Walmart Canada terminates, and regardless of the cause or reason for such termination, Associate will not directly or indirectly:

(i) own, manage, operate, finance, join, control, advise, consult, render services to, have a current or future interest in, or participate in the ownership, management, operation, financing, or control of, or be employed by or connected in any manner with, any Competing Canadian Business as defined below in Section 4(B)(i), any Competing US Business as defined below in Section 4(B)(ii), and/or any Global Retail Business as defined below in Section 4(B)(iii); and/or

(ii) participate in any other activity that risks the use or disclosure of Confidential Information either overtly by the Associate or inevitably through the performance of such activity by the Associate; and/or

(iii) solicit for employment, hire or offer employment to, or otherwise aid or assist any person or entity other than Walmart and/or Walmart Canada in soliciting for employment, hiring, or offering employment to, any Officer, Officer Equivalent or Management Associate of Walmart, or any of its subsidiaries or affiliates, including Walmart Canada

(B)(i) For purposes of this Agreement, the term "Competing Canadian Business" shall include any general or specialty retail, grocery, wholesale membership club, or merchandising business, inclusive of its respective parent companies, subsidiaries and/or affiliates that: (a) is located in Canada and sells goods or merchandise at retail to consumers and/or businesses (whether through physical locations, via the internet or combined) of the types sold from time to time by Walmart Canada or has plans to sell goods or merchandise at retail to consumers and/or businesses (whether through physical locations, via the internet or combined) of the types sold from time to time by Walmart Canada within twelve (12) months following Associate's last day of employment with Walmart and/or Walmart Canada; and (b) has gross annual consolidated sales volume or revenues attributable to its retail operations (whether through physical locations, via the internet or combined) equal to or in excess of the equivalent of U.S.D. $5 billion. The parties agree that as of the date of this Agreement, a Competing Canadian Business includes but is not limited to, such entities as Hudson Bay Company, Sears, Canadian Tire, Shoppers Drug Mart, Jean Coutu, A&P, Metro-Richelieu, Loblaws, National Grocers, Sobeys, Future Shop, Target, Costco, Giant Tiger, Home Depot, RONA, Lowes, and Carrefour.

(ii) For purposes of this Agreement, the term "Competing US Business" shall include any general or specialty retail, grocery, wholesale membership club, or merchandising business, inclusive of its respective parent companies, subsidiaries and/or affiliates that: (a) sells goods or merchandise at retail to consumers and/or businesses (whether through physical locations, via the internet or combined) or has plans to sell goods or merchandise at retail to consumers and/or businesses (whether through physical locations, via the internet or combined) in the United States within twelve (12) months following Associate's last day of employment with Walmart and/or Walmart Canada; and (b) has gross annual consolidated sales volume or revenues attributable to its retail operations (whether through physical locations, via the internet or combined) equal to or in excess of U.S.D. $5 billion.

(iii) For purposes of this Agreement, the term "Global Retail Business" shall include any general or specialty retail, grocery, wholesale membership club, or merchandising business, inclusive of its respective parent companies, subsidiaries and/or affiliates, that: (a) in any country or countries outside of the United States and Canada in which Walmart conducts business or intends to conduct business in the twelve (12) months following Associate's last day of employment with Walmart, sells goods or merchandise at retail to consumers and/or businesses (whether through physical locations, via the internet or combined); and (b) has gross annual consolidated sales volume or revenues attributable to its retail operations (whether through physical locations, via the internet or combined) equal to or in excess of U.S.D. $5 billion in any country pursuant to (B)(iii)(a) or in the aggregate equal to or in excess of U.S.D. $5 billion in any countries taken together pursuant to (B)(iii)(a) when no business in any one country has annual consolidated sales volume or revenues attributable to its retail operations equal to or in excess of U.S.D. $5 billion.

(iv) For purposes of this Agreement, the term "Management Associate" shall mean any domestic or international associate holding the title of "manager" or above.
(v) For purposes of this Agreement, the term "Officer" shall mean any domestic Walmart or Walmart Canada associate who holds a title of Vice President or above.
(vi) For purposes of this Agreement, the term "Officer Equivalent" shall mean any non-U.S. Walmart associate who Walmart views as holding a position equivalent to an officer position, such as managers and directors in international markets, irrespective of whether such managers and directors are on assignment in the U.S.

(C) Ownership of an investment of less than the greater of U.S.D. $25,000 or 1% of any class of equity or debt security of a Competing Canadian Business, a Competing U.S. Business, and/or a Global Retail Business will not be deemed ownership or participation in ownership of a Competing Canadian Business, a Competing U.S. Business, and/or a Global Retail Business for purposes of this Agreement.

(D) The covenant not to compete contained in this Section 4 shall bind Associate, and shall remain in full force and effect, regardless of whether Associate qualifies, or continues to remain eligible, for the Transition Payments described in Section 2 above. Termination of the Transition Payments pursuant to Section 2 will not release Associate from Associate's obligations under this Section 4.

5. FUTURE ASSISTANCE. Associate agrees to provide reasonable assistance and cooperation to Walmart in connection with any agency investigation, litigation or similar proceedings that may exist or may arise regarding events as to which Associate has knowledge by virtue of Associate's employment with Walmart and/or Walmart Canada. Walmart will compensate Associate for reasonable travel, materials, and other expenses incidental to any such support Associate may provide to Walmart and/or Walmart Canada, at Walmart's and/or Walmart Canada's request.

6. PRESERVATION OF CONFIDENTIAL INFORMATION. Associate will not at any time, directly or indirectly, use or disclose any Confidential Information obtained during the course of Associate's employment with Walmart, Walmart Canada, and/or Asda House Limited and following the Associate's termination of employment with Walmart and/or Walmart Canada, except as may be authorized by Walmart.

7. REMEDIES FOR BREACH. The parties shall each be entitled to pursue all legal and equitable rights and remedies to secure performance of their respective obligations and duties under this Agreement, and enforcement of one or more of these rights and remedies will not preclude the parties from pursuing any other rights and remedies. Associate acknowledges that a breach of the provisions of Sections 4 through 6, above, could result in substantial and irreparable damage to Walmart's and/or Walmart Canada's business, and that the restrictions contained in Sections 4 through 6 are a reasonable attempt by Walmart and Walmart Canada to protect its rights and to safeguard its Confidential Information. Associate expressly agrees that upon a breach or a threatened breach of the provisions of Sections 4 through 6, Walmart shall be entitled to injunctive relief to restrain such violation, and Associate hereby expressly consents to the entry of such temporary, preliminary, and/or permanent injunctive relief, as may be necessary to enjoin the violation or threatened violation of Sections 4 through 6. With respect to any breach of this Agreement by Associate, Associate agrees to indemnify and hold Walmart and/or Walmart Canada harmless from and against any and all loss, cost, damage, or expense, including, but not limited to, attorneys' fees, incurred by Walmart and/or Walmart Canada, and to return immediately to Walmart and/or Walmart Canada all of the monies previously paid to Associate by Walmart and/or Walmart Canada under this Agreement; provided, however, that such repayment shall not constitute a waiver by Walmart or Walmart Canada of any other remedies available under this Section or by law, including injunctive relief.

8. SEVERABILITY.  In the event that a court of competent jurisdiction shall determine that any portion of this Agreement is invalid or otherwise unenforceable, the parties agree that the remaining portions of the Agreement shall remain in full force and effect. The parties also expressly agree that if any portion of the covenant not to compete set forth in Section 4 shall be deemed unenforceable, then the Agreement shall automatically be deemed to have been amended to incorporate such terms as will render the covenant enforceable to the maximum extent permitted by law.

9. NATURE OF THE RELATIONSHIP. Nothing contained in this Agreement shall be deemed or construed to constitute a contract of employment for a definite term. The parties acknowledge that Associate is not employed by Walmart or Walmart Canada for a definite term, and that either party may sever the employment relationship at any time and for any reason not otherwise prohibited by law.

10. ENTIRE AGREEMENT. This document, along with the most recent Non-Disclosure and Restricted Use Agreement executed by and between the parties (the "Ancillary Agreement"), contain the entire understanding and agreement between Associate and Walmart regarding the subject matter of this Agreement and the Ancillary Agreement. This Agreement, together with the Ancillary Agreement, supersede and replace any and all prior understandings or agreements between the parties regarding this subject, including the Prior Agreements and no representations or statements by either party shall be deemed binding unless contained herein or therein.

11. MODIFICATION. This Agreement may not be amended, modified, or altered except in a writing signed by both parties or their designated representatives.

12. SUCCESSORS AND ASSIGNS. This Agreement will inure to the benefit of, and will be binding upon, Walmart, its successors and permitted assigns, Walmart Canada, its successors and permitted assigns, and on Associate and Associate's heirs, successors, and permitted assigns. No rights or obligations under this Agreement may be assigned to any other person without the express written consent of all parties hereto.

13. COUNTERPARTS. This Agreement may be executed in counterparts, in which case each of the two counterparts will be deemed to be an original.

14. GOVERNING LAW AND VENUE. This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the laws of Canada. The parties do hereby irrevocably: (a) submit themselves to the personal jurisdiction of such courts; (b) agree to service of such courts' process upon them with respect to any such proceeding; (c) waive any objection to venue laid therein; and (d) consent to service of process by registered mail, return receipt requested. Associate further agrees that in any claim or action involving the execution, interpretation, validity, or enforcement of this Agreement, Associate will seek satisfaction exclusively from the assets of Walmart and/or Walmart Canada and will hold harmless all of Walmart's and/or Walmart Canada's individual directors, officers, employees, and representatives. The parties also agree that they will first attempt to resolve any disputes arising under this Agreement through good faith negotiations.

15. STATEMENT OF UNDERSTANDING. By signing below, Associate acknowledges: (i) that Associate has received a copy of this Agreement, (ii) that Associate has read the Agreement carefully before signing it, (iii) that Associate has had ample opportunity to ask questions concerning the Agreement and has had the opportunity to discuss the Agreement with legal counsel of Associate's own choosing, and (iv) that Associate understands the rights and obligations under this Agreement and enters into this Agreement voluntarily.

16. Section 409A.  To the extent applicable, the payments made under this Agreement are intended to comply with Section 409A. Although Walmart intends to administer this Agreement so that it will comply with the requirements of Section 409A, Walmart does not represent or warrant that this Agreement will comply with Section 409A or any other provision of federal, state, local, or non-United States law. Neither Walmart nor any of its directors, officers, employees or advisers shall not be liable to the Associate (or any other individual claiming a benefit through the Associate) for any tax, interest, or penalties the Associate may owe as a result of compensation paid under this Agreement, and shall have no obligation to indemnify or otherwise protect the Associate from the obligation to pay any taxes pursuant to Section 409A.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

WAL-MART STORES, INC.	DAVID CHEESEWRIGHT

By:_/s/ Jacqueline Telfair	/s/ David Cheesewright
Name: Jacquelin L. Telfair
Title: Vice President, Executive and Corporate Compensation

WAL-MART CANADA CORP.

By: /s/ Shelley Broader
Name: Shelley Broader
Title: President and Chief Executive Officer
Wal-Mart Canada Corp.

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